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                                                                     EXHIBIT 4.8

                      SECOND SUPPLEMENTAL INDENTURE TO THE
                     INDENTURE DATED AS OF NOVEMBER 15 1991
                   BETWEEN FIRST MISSISSIPPI CORPORATION AND
                         DEPOSIT GUARANTY NATIONAL BANK


         This Second Supplemental Indenture to the Indenture (the "Indenture") dated as of November 15, 1991 between FIRST MISSISSIPPI CORPORATION, a corporation duly organized and existing under the laws of the State of Mississippi (the "Company"), and DEPOSIT GUARANTY NATIONAL BANK, a national banking association organized under the laws of the United States (the "Trustee"), is entered into as of this 23rd day of December, 1996 by and among the Company, the Trustee and ChemFirst Inc., a wholly-owned subsidiary of the Company.

                               Statement of Facts

         The Company and the Trustee are parties to the Indenture pursuant to which the Company has been authorized to issue Debentures in the aggregate principal amount of $102,437.50, of which Debentures in the aggregate principal amount of $-0- have been issued and are currently outstanding, and Debentures in the aggregate principal amount of $46,562.50 remain subject to issuance upon exercise of outstanding Debenture options. The Company is in the process of completing a transaction pursuant to which certain of the Company's assets, including all Indentures and Debentures to which the Company is currently a party, will be assigned to ChemFirst Inc. ("ChemFirst"), a wholly-owned subsidiary of the Company, whose stock will thereafter be distributed to the Company's shareholders on a pro rata basis. Section 13.01 of the Indenture provides that any successor to the Company which assumes the Company's obligations under this Indenture shall do so by supplemental indenture satisfactory to the Trustee. The Company, the Trustee and ChemFirst wish to amend the Indenture to provide for the express assumption by ChemFirst of the due and punctual payment of the principal of and interest on all the Debentures, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture.

                             Modification of Terms

         For and in consideration of the foregoing premises, the parties hereto covenant and agree for the benefit of the Debenture Holders as follows:

         The provisions of the Indenture and the terms of the Debentures are hereby modified to provide that ChemFirst shall succeed to and be substituted for the Company for purposes of the Indenture and the Debentures, and in accordance therewith ChemFirst, by executing this Second Supplemental Indenture, hereby expressly assumes the due and punctual payment of the principal of and interest on all the Debentures, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture. In addition, the holder of each Debenture shall, subject to the terms and conditions of such Debenture, have the right to convert such Debenture into shares of Convertible Preferred Stock of ChemFirst and


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such Debentures shall no longer be convertible into shares of Convertible
Preferred Stock of First Mississippi Corporation. All applicable sections of the Indenture and all applicable terms of the Debentures, including without limitation those described below, are hereby amended to implement the foregoing modification:

         (a) The definition for "Company" in Section 1.01 of the Indenture shall be deleted and replaced with the following:

                    "The term "Company" shall mean ChemFirst Inc., a Mississippi corporation, and, subject to the provisions of Article Thirteen, shall include its successors and assigns."

         (b) All references to "First Mississippi Corporation" in the Indenture and in each Debenture shall be stricken and replaced with the words "ChemFirst Inc."


         IN WITNESS WHEREOF, FIRST MISSISSIPPI CORPORATION, DEPOSIT GUARANTY NATIONAL BANK AND CHEMFIRST INC. have each caused this Second Supplemental Indenture to be signed and acknowledged by its President or one of its Vice Presidents, and its corporate seal to be affixed hereunder, and the same to be attested by its Secretary or one of its Assistant Secretaries, as of the day and year first written above.



                                             FIRST MISSISSIPPI CORPORATION
        (Corporate Seal)


Attest:                                      By:
        ------------------------------           ------------------------------
        Secretary                            Title:



                                             DEPOSIT GUARANTY NATIONAL BANK
        (Corporate Seal)


Attest:                                      By:
        ------------------------------           ------------------------------
        Secretary                            Title:



                                             CHEMFIRST INC.
        (Corporate Seal)


Attest:                                      By:
        ------------------------------           ------------------------------
        Secretary                            Title: